EXHIBIT (J)

                          CUSTODIAN SERVICES AGREEMENT

          THIS AGREEMENT is made as of July 16, 1998 by and between PNC BANK, NATIONAL ASSOCIATION, a national banking association ("PNC Bank"), and PW AFTER-TAX EQUITY PARTNERS L.P., a Delaware limited partnership (the "Partnership").

                              W I T N E S S E T H:

          WHEREAS, the Partnership is registered as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

          WHEREAS, the Partnership wishes to retain PNC Bank to provide custodian services, and PNC Bank wishes to furnish custodian services, either directly or through an affiliate or affiliates, as more fully described herein.

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1. DEFINITIONS. AS USED IN THIS AGREEMENT:

          (a)  "1933 ACT" means the Securities Act of 1933, as amended.

          (b)  "1934 ACT" means the Securities Exchange Act of 1934, as amended.

          (c) "AUTHORIZED PERSON" means any person duly authorized by the Partnership's General Partner or Directors to give Oral Instructions and Written Instructions on behalf of the Partnership and listed on the Authorized Persons Appendix attached hereto and made a part hereof, or any amendment thereto as may be received by PNC Bank. An Authorized Person's scope of authority may be limited by the Partnership by setting forth such limitation in the Authorized Persons Appendix.

          (d) "BOOK-ENTRY SYSTEM" means Federal Reserve Treasury book-entry system for United States and federal agency securities, its successor or successors, and its nominee or nominees and any book-entry system maintained by an exchange registered with the SEC under the 1934 Act.

          (e)  "CEA" means the Commodities Exchange Act, as amended.

          (f) "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

          (g) "ORAL INSTRUCTIONS" mean oral instructions received by PNC Bank from an Authorized Person or from a person reasonably believed by PNC Bank to be an Authorized Person.

          (h) "PNC BANK" means PNC Bank, National Association or a subsidiary or affiliate of PNC Bank, National Association.

          (i)  "PROPERTY" means:

               (i) any and all securities and other investment items which the Partnership may deposit from time to time, or cause to be deposited, with PNC Bank or which PNC Bank may hold from time to time for the Partnership;

               (ii) all income in respect of any of such securities or other investment items;

               (iii) all proceeds of the sale of any of such securities or investment items; and

               (iv) all proceeds of the sale of securities issued by the Partnership, which are received by PNC Bank from time to time, from or on behalf of the Partnership.

          (j)  "SEC" means the Securities and Exchange Commission.

          (k) "SECURITIES LAWS" mean the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

          (l) "SHARES" mean the limited partnership interests of the Partnership.

          (m) "SHAREHOLDERS" mean the holders of limited partnership interests of the Partnership.

          (n) "SOFTWARE" means all software and electronic data processing systems used or that will be used by PNC Bank prior to, during or after the calendar year 2000 in connection with the provision of services hereunder.

          (o) "WRITTEN INSTRUCTIONS" mean written instructions signed by two Authorized Persons and received by PNC Bank. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. APPOINTMENT. The Partnership hereby appoints PNC Bank to provide custodian services to the Partnership, on behalf of each of its investment portfolios (each, a "Portfolio"), and PNC Bank accepts such appointment and agrees to furnish such services.

3. DELIVERY OF DOCUMENTS. The Partnership has provided or, where applicable, will provide PNC Bank with the following:

          (a) certified or authenticated copies of the resolutions of the Partnership's General Partner or Directors, approving the appointment of PNC Bank or its affiliates to provide services;

          (b) a copy of the Partnership's most recent effective registration statement;

          (c)  a copy of each Portfolio's advisory agreements;

          (d) a copy of the placement agency agreement with respect to the Shares;

          (e) a copy of each Portfolio's administration agreement if PNC Bank is not providing the Portfolio with such services;

          (f) copies of any shareholder servicing agreements made in respect of the Partnership or a Portfolio; and

          (g) certified or authenticated copies of any and all amendments or supplements to the foregoing.

4.        COMPLIANCE WITH LAWS.

          PNC Bank undertakes to comply with all applicable requirements of the Securities Laws and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PNC Bank hereunder. Except as specifically set forth herein, PNC Bank assumes no responsibility for such compliance by the Partnership or any Portfolio.

5.        INSTRUCTIONS.

          (a) Unless otherwise provided in this Agreement, PNC Bank shall act only upon Oral Instructions and Written Instructions.

          (b) PNC Bank shall be entitled to rely upon any Oral Instructions and Written Instructions it receives from an Authorized Person (or from a person reasonably believed by PNC Bank to be an Authorized Person) pursuant to this Agreement. PNC Bank may assume that any Oral Instructions or Written Instructions received hereunder are not in any way inconsistent with the provisions of organizational documents of the Partnership or of any vote, resolution or proceeding of the Partnership's General Partner, Directors or Shareholders, unless and until PNC Bank receives Written Instructions to the contrary.

          (c) The Partnership agrees to forward to PNC Bank Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PNC Bank or its affiliates) so that PNC Bank receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PNC Bank in no way shall invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PNC Bank shall incur no liability to the Partnership in acting upon such Oral Instructions or Written Instructions, provided that PNC Bank's actions comply with the other provisions of this Agreement.

6.        RIGHT TO RECEIVE ADVICE.

          (a) ADVICE OF THE PARTNERSHIP. If PNC Bank is in doubt as to any action it should or should not take, PNC Bank may request directions or advice, including Oral Instructions or Written Instructions, from the Partnership.

          (b) ADVICE OF COUNSEL. If PNC Bank shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC Bank may request advice at its own cost from such counsel of its own choosing (who may be counsel for the Partnership, the Partnership's investment adviser or PNC Bank, at the option of PNC Bank).

          (c) CONFLICTING ADVICE. In the event of a conflict between directions, advice or Oral Instructions or Written Instructions PNC Bank receives from the Partnership and the advice it receives from counsel, PNC Bank shall be entitled to rely upon and follow the advice of counsel, provided that such counsel is selected with reasonable care. In the event PNC Bank so relies on the advice of counsel, PNC Bank remains liable for any action or omission on the part of PNC Bank which constitutes willful misfeasance, bad faith, negligence or reckless disregard by PNC Bank of any duties, obligations or responsibilities set forth in this Agreement.

          (d) PROTECTION OF PNC BANK. PNC Bank shall be protected in any action it takes or does not take in reliance upon directions, advice or Oral Instructions or Written Instructions it receives from the Partnership or from counsel selected with reasonable care and which PNC Bank believes, in good faith, to be consistent with those directions, advice or Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PNC Bank (i) to seek such directions, advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions, advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PNC Bank's properly taking or not taking such action. Nothing in this subsection shall excuse PNC Bank when an action or omission on the part of PNC Bank constitutes willful misfeasance, bad faith, negligence or reckless disregard by PNC Bank of any duties, obligations or responsibilities set forth in this Agreement.

7. RECORDS; VISITS. The books and records pertaining to the Partnership and any Portfolio, which are in the possession or under the control of PNC Bank, shall be the property of the Partnership, and PNC Bank agrees to surrender promptly such books and records to the Partnership on and in accordance with the Partnership's request. Such books and records shall be prepared, preserved and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Partnership and Authorized Persons shall have access to such books and records at all times during PNC Bank's normal business hours. Upon the reasonable request of the Partnership, copies of any such books and records shall be provided by PNC Bank to the Partnership or to an authorized representative of the Partnership at the Partnership's expense.

8. CONFIDENTIALITY. PNC Bank agrees to keep confidential all records of the Partnership and information relating to the Partnership, the Partnership's General Partner and the Shareholders, unless the release of such records or information is otherwise consented to in writing by the Partnership. The Partnership agrees that such consent shall not be unreasonably withheld and may not be withheld where PNC Bank may be exposed to civil or criminal contempt proceedings or when required to divulge such information or records to duly constituted authorities.

9. COOPERATION WITH ACCOUNTANTS. PNC Bank shall cooperate with the Partnership's independent public accountants and shall take all reasonable action in the performance of its obligations under this Agreement to ensure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Partnership.

10. DISASTER RECOVERY. PNC Bank shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PNC Bank, at no additional expense to the Partnership, shall take reasonable steps to minimize service interruptions. PNC Bank shall have no liability with respect to the loss of data or service interruptions caused by equipment failure beyond its control, provided such loss or interruption is not caused by PNC Bank's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement.

11.       YEAR 2000 COMPATIBILITY. PNC Bank represents and warrants as follows:

          (a) All Software is designed to be used prior to, during, and after calendar year 2000 and such Software will operate during each such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, (i) the Software will not abnormally end or provide invalid or incorrect results as a result of date data, and (ii) the Software will be capable upon installation of accurately processing, providing and/or receiving date data from, into, and between the twentieth and twenty-first centuries, including the years 1999 and 2000, and leap year calculations.

          (b) The Software will lose no functionality with respect to the introduction of records containing dates falling before, on or after January 1, 2000, and that the Software will be interoperable with other software and systems that may deliver records to, receive records from or otherwise interact with the Software, including but not limited to, back-up and archived data, date data, century recognition calculations that accommodate same century and multi-century formulas and date values and date data interface values that reflect the century.

12. COMPENSATION. As compensation for custody services rendered by PNC Bank during the term of this Agreement, the Partnership, on behalf of each of the Portfolios, will pay to PNC Bank a fee or fees as may be agreed to in writing from time to time by the Partnership and PNC Bank.

13.       INDEMNIFICATION.

          (a) The Partnership, on behalf of each Portfolio, agrees to indemnify and hold harmless PNC Bank and its affiliates from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws, and amendments thereto, and expenses, including (without limitation) reasonable attorneys' fees and disbursements (collectively, "Losses") arising directly or indirectly from any action which PNC Bank takes or does not take (i) at the request or on the direction of or in reliance on the advice of the Partnership or (ii) upon Oral Instructions or Written Instructions. Neither PNC Bank nor any of its affiliates shall be indemnified against any liability (or any expenses incident to such liability) arising out of PNC Bank's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

          (b) Notwithstanding anything in this Agreement to the contrary, neither the Partnership nor any Portfolio shall be liable to PNC Bank or its affiliates for any consequential, special or indirect losses or damages which PNC Bank or its affiliates may incur or suffer, whether or not the likelihood of such losses or damages was known by the Partnership.

14.       RESPONSIBILITY OF PNC BANK.

          (a) PNC Bank shall be under no duty to take any action on behalf of the Partnership or any Portfolio, except as specifically set forth herein or as may be specifically agreed to by PNC Bank in writing. PNC Bank shall be obligated to exercise care and diligence in the performance of its duties hereunder, to act in good faith and to use its best efforts, within reasonable limits, in performing services provided for under this Agreement. PNC Bank agrees to indemnify and hold harmless the Partnership, the Partnership's General Partner and the Shareholders from Losses arising out of PNC Bank's failure to perform its duties under this agreement to the extent such damages arise out of PNC Bank's willful misfeasance, bad faith, negligence or reckless disregard of its duties under this Agreement.

          (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PNC Bank shall not be under any duty or obligation to inquire into and shall not be liable for
               (A) the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PNC Bank reasonably believes to be genuine; or (B) subject to Sections 10 and 11 of this Agreement, delays or errors or loss of data occurring by reason of circumstances beyond PNC Bank's control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

          (c) Notwithstanding anything in this Agreement to the contrary, neither PNC Bank nor its affiliates shall be liable to the Partnership or to any Portfolio for any consequential, special or indirect losses or damages which the Partnership may incur or suffer by or as a consequence of PNC Bank's or its affiliates' performance of the services provided hereunder, whether or not the likelihood of such losses or damages was known by PNC Bank or its affiliates.

15.       DESCRIPTION OF SERVICES.

          (a) DELIVERY OF THE PROPERTY. The Partnership will deliver or arrange for delivery to PNC Bank of all of the Property owned by the Portfolios, including cash received as a result of the distribution of Shares, during the period that is set forth in this Agreement. PNC Bank will not be responsible for such Property until actual receipt.

          (b) RECEIPT AND DISBURSEMENT OF MONEY. PNC Bank, acting upon Written Instructions, shall open and maintain separate accounts in the Partnership's name using all cash received from or for the account of the Partnership, subject to the terms of this Agreement. In addition, upon Written Instructions, PNC Bank shall open separate custodial accounts for each separate Portfolio of the Partnership (collectively, the "Accounts") and shall hold in the Accounts all cash received from or for the Accounts of the Partnership specifically designated to each separate Portfolio. PNC Bank shall make cash payments from or for the Accounts of a Portfolio only for:

               (i) purchases of securities in the name of a Portfolio or PNC Bank or PNC Bank's nominee as provided in sub-section (j) of this Section and for which PNC Bank has received a copy of the broker's or dealer's confirmation or payee's invoice, as appropriate;

               (ii)   purchase or redemption of Shares delivered to PNC Bank;


               (iii) payment of, subject to Written Instructions, interest, taxes, administration, accounting, distribution, advisory, management fees or similar expenses which are to be borne by a Portfolio;

               (iv) payment to, subject to Written Instructions, the Shareholders of an amount equal to the amount of dividends and distributions stated in the Written Instructions to be distributed in cash.

               (v) payments, upon Written Instructions, in connection with the conversion, exchange or surrender of securities owned or subscribed to by the Partnership and held by or delivered to PNC Bank;

               (vi) payments of the amounts of dividends received with respect to securities sold short;

               (vii) payments made to a sub-custodian pursuant to provisions in sub-section (c) of this Section; and

               (viii) payments, upon Written Instructions, made for other proper
                      Partnership purposes.

               PNC Bank hereby is authorized to endorse and collect all checks, drafts or other orders for the payment of money received as custodian for the Accounts.

          (c) RECEIPT OF SECURITIES; SUBCUSTODIANS.

               (i) PNC Bank shall hold all securities received by it for the Accounts in a separate account that physically segregates such securities from those of any other persons, firms or corporations, except for securities held in a Book-Entry System. All such securities shall be held or disposed of only upon Written Instructions of the Partnership pursuant to the terms of this Agreement. PNC Bank shall have no power or authority to assign, hypothecate, pledge or otherwise dispose of any such securities or investment, except upon the express terms of this Agreement and upon Written Instructions, accompanied by a certified resolution of the Partnership's General Partner or Directors, authorizing the transaction. In no case may any member of the Partnership's General Partner, or any officer, employee or agent of the Partnership withdraw any securities.

                      At PNC Bank's own expense and for its own convenience, PNC Bank may enter into sub-custodian agreements with other United States banks or trust companies to perform duties described in this sub-section (c). Such bank or trust company shall have an aggregate capital, surplus and undivided profits, according to its last published report, of at least one million dollars ($1,000,000) if it is a subsidiary or affiliate of PNC Bank, or at least twenty million dollars ($20,000,000) if such bank or trust company is not a subsidiary or affiliate of PNC Bank. In addition, such bank or trust company must be qualified to act as custodian and agree to comply with the relevant provisions of the 1940 Act and other applicable rules and regulations. Any such arrangement will not be entered into without prior written notice to the Partnership.

               PNC Bank shall remain responsible for the performance of all of its duties as described in this Agreement and shall hold the Partnership and each Portfolio harmless from its own acts or omissions, under the standards of care provided for herein, or the acts and omissions of any sub-custodian chosen by PNC Bank under the terms of this sub-section (c).

          (d) TRANSACTIONS REQUIRING INSTRUCTIONS. Upon receipt of Oral Instructions or Written Instructions and not otherwise, PNC Bank, directly or through the use of the Book-Entry System, shall:

               (i) deliver any securities held for a Portfolio against the receipt of payment for the sale of such securities;

               (ii) execute and deliver to such persons as may be designated in such Oral Instructions or Written Instructions, proxies, consents, authorizations, and any other instruments whereby the authority of a Portfolio as owner of any securities may be exercised;

               (iii) deliver any securities to the issuer thereof, or its agent, when such securities are called, redeemed, retired or otherwise become payable; provided that, in any such case, the cash or other consideration is to be delivered to PNC Bank;

               (iv) deliver any securities held for a Portfolio against receipt of other securities or cash issued or paid in connection with the liquidation, reorganization, refinancing, tender offer, merger, consolidation or recapitalization of any corporation, or the exercise of any conversion privilege;

               (v) deliver any securities held for a Portfolio to any protective committee, reorganization committee or other person in connection with the reorganization, refinancing, merger, consolidation, recapitalization or sale of assets of any corporation, and receive and hold under the terms of this Agreement such certificates of deposit, interim receipts or other instruments or documents as may be issued to it to evidence such delivery;

               (vi) make such transfer or exchanges of the assets of the Portfolios and take such other steps as shall be stated in said Oral Instructions or Written Instructions to be for the purpose of effectuating a duly authorized plan of liquidation, reorganization, merger, consolidation or recapitalization of the Partnership;

               (vii) release securities belonging to a Portfolio to any bank or trust company for the purpose of a pledge or hypothecation to secure any loan incurred by the Partnership on behalf of that Portfolio; provided, however, that securities shall be released only upon payment to PNC Bank of the monies borrowed, except that in cases where additional collateral is required to secure a borrowing already made subject to proper prior authorization, further securities may be released for that purpose; and repay such loan upon redelivery to it of the securities pledged or hypothecated therefor and upon surrender of the note or notes evidencing the loan;

               (viii) release and deliver securities owned by a Portfolio in connection with any repurchase agreement entered into on behalf of the Partnership, but only on receipt of payment therefor; and pay out moneys of the Partnership in connection with such repurchase agreements, but only upon the delivery of the securities;

               (ix) release and deliver or exchange securities owned by the Partnership in connection with any conversion of such securities, pursuant to their terms, into other securities;

               (x) release and deliver securities owned by the Partnership for the purpose of redeeming in kind shares of the Partnership upon delivery thereof to PNC Bank; and

               (xi) release and deliver or exchange securities owned by the Partnership for other corporate purposes.

               PNC Bank must also receive a certified resolution describing the nature of the corporate purpose and the name and address of the person(s) to whom delivery shall be made when such action is pursuant to this sub-section (d).

          (e)  USE OF BOOK-ENTRY SYSTEM.
               The Partnership shall deliver to PNC Bank certified resolutions of the Partnership's General Partner or Directors approving, authorizing and instructing PNC Bank on a continuous basis, to deposit in the Book-Entry System all securities belonging to the Portfolios eligible for deposit therein and to utilize the Book-Entry System to the extent possible in connection with settlements of purchases and sales of securities by the Portfolios, and deliveries and returns of securities loaned, subject to repurchase agreements or used as collateral in connection with borrowings. PNC Bank shall continue to perform such duties until it receives Written Instructions or Oral Instructions authorizing contrary actions.

               PNC Bank shall administer the Book-Entry System as follows:

               (i) With respect to securities of each Portfolio which are maintained in the Book-Entry System, the records of PNC Bank shall identify by book-entry or otherwise those securities belonging to each Portfolio. PNC Bank shall furnish to the Partnership a detailed statement of the Property held for each Portfolio under this Agreement at least monthly and from time to time and upon written request.

               (ii) Securities and any cash of each Portfolio deposited in the Book-Entry System will at all times be segregated from any assets and cash controlled by PNC Bank in other than a fiduciary or custodian capacity but may be commingled with other assets held in such capacities. PNC Bank and its sub-custodian, if any, will pay out money only upon receipt of securities and will deliver securities only upon the receipt of money.

               (iii) All books and records maintained by PNC Bank which relate to the Partnership's participation in the Book-Entry System will be open to the inspection of Authorized Persons at all times during PNC Bank's regular business hours, and PNC Bank will furnish to the Partnership information in respect of the services rendered as it may require.

               PNC Bank also will provide the Partnership with such reports on its own system of internal control as the Partnership may reasonably request from time to time.

          (f) REGISTRATION OF SECURITIES. All Securities held for a Portfolio which are issued or issuable only in bearer form, except such securities held in the Book-Entry System, shall be held by PNC Bank in bearer form; all other securities held for a Portfolio may be registered in the name of the Partnership on behalf of that Portfolio, PNC Bank, the Book-Entry System, a sub-custodian, or any duly appointed nominees of the Partnership, PNC Bank, Book-Entry System or sub-custodian. The Partnership reserves the right to instruct PNC Bank as to the method of registration and safekeeping of the securities of the Partnership. The Partnership agrees to furnish to PNC Bank appropriate instruments to enable PNC Bank to hold or deliver in proper form for transfer, or to register in the name of its nominee or in the name of the Book-Entry System, any securities which it may hold for the Accounts and which may be registered from time to time in the name of the Partnership on behalf of a Portfolio.

          (g) VOTING AND OTHER ACTION. Neither PNC Bank nor its nominee shall vote any of the securities held pursuant to this Agreement by or for the account of a Portfolio, except in accordance with Written Instructions. PNC Bank, directly or through the use of the Book-Entry System, shall execute in blank and promptly deliver all notices, proxies and proxy soliciting materials to the registered holder of such securities. If the registered holder is not the Partnership on behalf of a Portfolio, then Written Instructions or Oral Instructions must designate the person who owns such securities.

          (h) TRANSACTIONS NOT REQUIRING INSTRUCTIONS. In the absence of contrary Written Instructions, PNC Bank is authorized to take the following actions:

               (i) COLLECTION OF INCOME AND OTHER PAYMENTS.

                    (A) collect and receive for the account of each Portfolio, all income, dividends, distributions, coupons, option premiums, other payments and similar items, included or to be included in the Property, and promptly advise each Portfolio of such receipt and credit such income, as collected, to each Portfolio's custodian account;

                    (B) endorse and deposit for collection, in the name of the Partnership, checks, drafts or other orders for the payment of money;

                    (C) receive and hold for the account of each Portfolio all securities received as a distribution on the Portfolio's securities as a result of a stock dividend, share split-up or reorganization, recapitalization, readjustment or other rearrangement or distribution of rights or similar securities issued with respect to any securities belonging to a Portfolio and held by PNC Bank hereunder;

                    (D) present for payment and collect the amount payable upon all securities which may mature or be called, redeemed or retired, or otherwise become payable on the date such securities become payable; and

                    (E) take any action which may be necessary and proper in connection with the collection and receipt of such income and other payments and the endorsement for collection of checks, drafts and other negotiable instruments.

               (ii) MISCELLANEOUS TRANSACTIONS.

                    (A) deliver or cause to be delivered Property against payment or other consideration or written receipt therefor in the following cases:

                         (1) for examination by a broker or dealer selling for the account of a Portfolio in accordance with street delivery custom;

                         (2) for the exchange of interim receipts or temporary securities for definitive securities; and

                         (3) for transfer of securities into the name of the Partnership on behalf of a Portfolio or PNC Bank or nominee of either, or for exchange of securities for a different number of bonds, certificates or other evidence, representing the same aggregate face amount or number of units bearing the same interest rate, maturity date and call provisions, if any; provided that, in any such case, the new securities are to be delivered to PNC Bank.

                    (B) Unless and until PNC Bank receives Oral Instructions or Written Instructions to the contrary, PNC Bank shall:

                         (1) pay all income items held by it which call for payment upon presentation and hold the cash received by it upon such payment for the account of each Portfolio;

                         (2) collect interest and cash dividends received, with notice to the Partnership, to the account of each Portfolio;

                         (3) hold for the account of each Portfolio all stock dividends, rights and similar securities issued with respect to any securities held by PNC Bank; and

                         (4) execute as agent on behalf of the Partnership all necessary ownership certificates required by the Code or the Income Tax Regulations of the United States Treasury Department or under the laws of any state now or hereafter in effect, inserting the Partnership's name, on behalf of a Portfolio, on such certificate as the owner of the securities covered thereby, to the extent it may lawfully do so.

          (i)  SEGREGATED ACCOUNTS.

               (i) PNC Bank, upon receipt of Written Instructions or Oral Instructions, shall establish and maintain segregated accounts on its records for and on behalf of each Portfolio. Such accounts may be used to transfer cash and securities, including securities in the Book-Entry System:

                    (A) for the purposes of compliance by the Partnership with the procedures required by a securities or option exchange, providing such procedures comply with the 1940 Act and any releases of the SEC relating to the maintenance of segregated accounts by registered investment companies; and

                    (B) Upon receipt of Written Instructions, for other proper corporate purposes.

               (ii) PNC Bank shall arrange for the establishment of IRA custodian accounts for such shareholders holding Shares through IRA accounts, in accordance with the Partnership's confidential memorandum, the Code and such other procedures as are mutually agreed upon from time to time by and between the Partnership and PNC Bank.

     (j) PURCHASES OF SECURITIES. PNC Bank shall settle purchased securities upon receipt of Oral Instructions or Written Instructions from the Partnership or its investment advisers that specify:

               (i) the name of the issuer and the title of the securities, including CUSIP number if applicable;

               (ii) the number of shares or the principal amount purchased, and accrued interest, if any;

               (iii)  the date of purchase and settlement;

               (iv)   the purchase price per unit;

               (v)    the total amount payable upon such purchase;

               (vi)   the Portfolio involved; and

               (vii) the name of the person from whom or the broker through whom the purchase was made. PNC Bank, upon receipt of securities purchased by or for a Portfolio, shall pay out of the moneys held for the account of the Portfolio the total amount payable to the person from whom or the broker through whom the purchase was made, provided that the same conforms to the total amount payable as set forth in such Oral Instructions or Written Instructions.

     (k) SALES OF SECURITIES. PNC Bank shall settle sold securities upon receipt of Oral Instructions or Written Instructions from the Partnership that specify:

               (i) the name of the issuer and the title of the security, including CUSIP number if applicable;

               (ii) the number of shares or principal amount sold, and accrued interest, if any;

               (iii)  the date of trade and settlement;


               (iv)   the sale price per unit;

               (v) the total amount payable to the Partnership upon such sale;

               (vi) the name of the broker through whom or the person to whom the sale was made;

               (vii) the location to which the security must be delivered and delivery deadline, if any; and

               (viii) the Portfolio involved.

         PNC Bank shall deliver the securities upon receipt of the total amount payable to the Portfolio upon such sale, provided that the total amount payable is the same as was set forth in the Oral Instructions or Written Instructions. Subject to the foregoing, PNC Bank may accept payment in such form as shall be satisfactory to it, and may deliver securities and arrange for payment in accordance with the customs prevailing among dealers in securities.

     (l)  REPORTS; PROXY MATERIALS.

               (i) PNC Bank shall furnish to the Partnership the following reports:

                           (A)     such periodic and special reports as the
                                    Partnership may reasonably  request;

                           (B)     a monthly statement summarizing all
                                    transactions and entries for the account of each Portfolio, listing each Portfolio, securities belonging to each Portfolio, with the adjusted average cost of each issue and the market value at the end of such month, and stating the cash account of each Portfolio, including disbursements;

                           (C) the reports required to be furnished to the Partnership pursuant to Rule 17f-4 under the 1940 Act; and

                           (D) such other information as may be agreed upon from time to time between the Partnership and PNC Bank.

               (ii) PNC Bank shall transmit promptly to the Partnership any proxy statement, proxy material, notice of a call or conversion or similar communication received by it as custodian of the Property. PNC Bank shall be under no other obligation to inform the Partnership as to such actions or events.

     (m) COLLECTIONS. All collections of monies or other property in respect, or which are to become part, of the Property (but not the safekeeping thereof upon receipt by PNC Bank) shall be at the sole risk of the Partnership. If payment is not received by PNC Bank within a reasonable time after proper demands have been made, PNC Bank shall notify the Partnership in writing, including copies of all demand letters, any written responses, memoranda of all oral responses and shall await instructions from the Partnership. PNC Bank shall not be obliged to take legal action for collection unless and until reasonably indemnified to its satisfaction. PNC Bank also shall notify the Partnership as soon as reasonably practicable whenever income due on securities is not collected in due course and shall provide the Partnership with periodic status reports of such income collected after a reasonable time.

16. DURATION AND TERMINATION. This Agreement shall continue until terminated by the Partnership or by PNC Bank on ninety (90) days' prior written notice to the other party. In the event this Agreement is terminated (pending appointment of a successor to PNC Bank or vote of the shareholders of the Partnership to dissolve or to function without a custodian of its cash, securities or other property), PNC Bank shall not deliver cash, securities or other property of the Portfolios to the Partnership. It may deliver them to a bank or trust company of PNC Bank's choice, having an aggregate capital, surplus and undivided profits, as shown by its last published report, of not less than twenty million dollars ($20,000,000), as a custodian for the Partnership to be held under terms similar to those of this Agreement. PNC Bank shall not be required to make any such delivery or payment until full payment shall have been made to PNC Bank of all of its fees, compensation, costs and expenses attributable to the relevant Portfolio(s). PNC Bank shall have a security interest in and shall have a right of setoff against the Property of such Portfolios(s) as security for the payment of such fees, compensation, costs and expenses.

17. NOTICES. All notices and other communications, including Written Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. Notice shall be addressed (a) if to PNC Bank at Airport Business Center, International Court 2, 200 Stevens Drive, Lester, Pennsylvania 19113, marked for the attention of the Custodian Services Department (or its successor) (b) if to the Partnership, at 1285 Avenue of the Americas, New York, New York 10019, Attn:__________ or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

18. AMENDMENTS. This Agreement, or any term hereof, may be changed or waived only by a written amendment, signed by the party against whom enforcement of such change or waiver is sought.

19. DELEGATION; ASSIGNMENT. PNC Bank may assign its rights and delegate its duties hereunder to any wholly-owned direct or indirect subsidiary of PNC Bank, National Association or PNC Bank Corp., provided that (i) PNC Bank gives the Partnership thirty (30) days' prior written notice;
          (ii) the delegate (or assignee) agrees with PNC Bank and the Partnership to comply with all relevant provisions of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by the delegate (or assignee) hereunder; and (iii) PNC Bank and such delegate (or assignee) promptly provide such information as the Partnership may request, and respond to such questions as the Partnership may ask, relative to the delegation (or assignment), including (without limitation) the capabilities of the delegate (or assignee).

20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

21. FURTHER ACTIONS. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22.       MISCELLANEOUS.

          (a) ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and Oral Instructions.

          (b) CAPTIONS. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

          (c) GOVERNING LAW. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

          (d) PARTIAL INVALIDITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

          (f) FACSIMILE SIGNATURES. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                   PNC BANK, NATIONAL ASSOCIATION


                                   By:   _____________________________
                                         Name:
                                         Title:


                                   PW AFTER-TAX EQUITY PARTNERS, L.P.


                                   By:   _____________________________
                                         Name:
                                         Title:

AUTHORIZED PERSONS APPENDIX

NAME (TYPE)                                SIGNATURE

ROBERT DISCOLO
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RUTH S. GOODSTEIN
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NED SIENKO
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MITCHELL A. TANZMAN
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